UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2009

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-9278	31-1168055
(State or other jurisdiction	(Commission	(IRS
Employer of incorporation)	File Number)	Identification No.)

13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277
(Address of principal executive offices)

704-501-1100

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFS 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2009, Mr. Michael D. Popielec separated from employment with Carlisle Companies Incorporated (the “Company”).  Mr. Popielec previously served as Group President, Applied Technologies.  The terms of Mr. Popielec’s separation are summarized below:

•      Mr. Popielec will receive an aggregate payment of $520,000 representing 100% of his current salary, such amount to be paid in equal installments over the 12 month period beginning July 1, 2009 and ending June 30, 2010.  In addition, Mr. Popielec is eligible for a prorated portion of any bonus approved by the Compensation Committee of the Company’s Board of Directors based on the 2009 performance goals established for the Applied Technologies Group, such amount to be paid following the Compensation Committee’s approval in February 2010.

•      The Company has agreed to request its health care provider to extend medical coverage for up to one year.

•      Mr. Popielec was previously granted 34,150 “restricted” shares.  The Company will release to Mr. Popielec the shares on their regularly scheduled release dates (4,000 shares in September 2009, 2000 shares in February 2010, 8,650 shares in February 2011 and 19,500 shares in February 2012).

•      Mr. Popielec was previously granted options to purchase 297,715 shares of Company common stock.  At this time, 207,333 of the options are fully vested.  The Company agrees that the options will continue to vest in accordance with the vesting schedule listed in the applicable Stock Option Agreement and the expiration dates will remain as set forth in the applicable Stock Option Agreement.

In consideration of the benefits described above, Mr. Popielec is restricted in his ability to compete with the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 6, 2009	CARLISLE COMPANIES INCORPORATED

	By:	/s/ Steven J. Ford
Steven J. Ford, Vice President and Chief Financial Officer